Exhibit 99.1

uniQure Announces Pricing of Upsized $300 Million Public Offering

September 26, 2025

LEXINGTON, Mass. and AMSTERDAM, Sept. 25, 2025 (GLOBE NEWSWIRE) -- uniQure N.V. (Nasdaq: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the pricing of its previously announced underwritten public offering of 5,789,473 ordinary shares at a public offering price of $47.50 per share, and, in lieu of ordinary shares to certain investors, pre-funded warrants to purchase 526,316 of its ordinary shares at the public offering price per share less the $0.0001 per share exercise price of each pre-funded warrant. The aggregate gross proceeds to uniQure from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by uniQure, are expected to be approximately $300 million. All securities to be sold in the offering are being sold by uniQure. In addition, uniQure has granted to the underwriters a 30-day option to purchase up to 947,368 additional ordinary shares at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about September 29, 2025, subject to the satisfaction of customary closing conditions.

Leerink Partners, Stifel, Guggenheim Securities and Van Lanschot Kempen are acting as bookrunning managers for the offering. H.C. Wainwright & Co. is acting as lead manager for the offering.

The securities described above are being offered by uniQure pursuant to its automatically effective shelf registration statement on Form S-3 (File No. 333-284168) filed with the U.S. Securities Exchange Commission (the “SEC”) on January 7, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC on September 24, 2025 and a final prospectus supplement and the accompanying prospectus relating to this offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at +1 (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; or Van Lanschot Kempen (USA) Inc., 880 Third Avenue, 17th floor, New York, New York 10022, or by email at equitycapitalmarkets@vanlanschotkempen.com. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The approvals of uniQure’s gene therapy for hemophilia B – an historic achievement based on more than a decade of research and clinical development – represent a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. uniQure is now advancing a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, ALS, Fabry disease, and other severe diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations of market conditions, the satisfaction of customary closing conditions and the timing of the public offering, the gross proceeds we expect to receive and other statements identified by words such as "estimate," "plan," "project," "forecast," "intend," "will," "shall," "expect," "anticipate," "believe," "seek," "target," "continue," "could," "may," "might," "possible," "potential," "predict" and similar words or expressions.

Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering, continued interest in our rare disease and gene therapy portfolio, the ability to develop our product candidates and technologies, regulatory developments, the impact of changes in the financial markets and global economic conditions, and other factors described under the heading "Risk Factors" in uniQure’s periodic securities filings with the SEC, including our Annual Report on Form 10-K filed with the SEC on February 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2025 and July 29, 2025, the preliminary prospectus supplement filed with the SEC on September 24, 2025 and the accompanying prospectus, and other filings that uniQure makes with the SEC from time to time. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements and, except as required by law, uniQure assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts

For Investors:	For Media:

Chiara Russo	Tom Malone
Direct: 617-306-9137	Direct: 339-970-7758
Mobile: 617-306-9137	Mobile: 339-223-8541
c.russo@uniQure.com	t.malone@uniQure.com